PFG FUND III, LLC
ORGANIZATION INVESTMENT APPLICATION

Section I: Applicant and Ownership Information / Complete Information Required

Name of Organization

Employer Identification Number **Phone Number**

Mailing Address

City, State, Zip

Email Address

Section II: Note Options

Enclosed is a check in the amount of $ __________________ for investment in the following Note:

Term Note

Minimum Investment $25,000	TERM
Maturity	2 Years
Minimum Investment Amount	$25,000
Interest Paid Monthly	8.00%

How you would like interest paid on your Loan Note? (choose only one of the following options)

☐ Added to the Note ☐ Check

☐ EFT directly to your bank (If you choose this option, please send us an EFT authorization form and a voided check)

SIGNATURES

Name of Organization

Joint Applicant or Additional Trustee's Signature (if necessary) Date

By

Additional Trustee's Signature (if necessary)

Print Name and Title

Section IV: Representations and Agreement

BY SIGNING THIS INVESTMENT APPLICATION, YOU REPRESENT AND AGREE TO THE FOLLOWING:

1. Purchase of Note Applied for. You agree to purchase the Note indicated in this Investment Application.

2. Terms of Note. You have received and been encouraged to read the PFG Fund III, LLC ("Pine Financial Group Fund III") Offering Circular dated __________________ and the Pine Financial Group Fund III financial statements included in it. You have also had the opportunity to ask questions and receive answers about the Pine Financial Group Fund III Offering Circular and financial statements, the risks of investing in a Note, and the terms of the Note you are applying for. By signing this Investment Application, you agree to those terms.

3. Liability of Joint Applicants. If a Note is being purchased for joint ownership, both the Primary Applicant and the Joint Applicant must sign this Investment Application. In that case,

"you" shall refer to both applicants. The Primary Applicant and Joint Applicant shall be jointly and severally liable under this Investment Application. Pine Financial Group Fund III is authorized to act upon the instructions and directions of either applicant in all matters, including redemption requests.

4. Authority of Organization. If the applicant is an organization, corporate entity or institution, you represent that you have been duly authorized to purchase the Certificate indicated in this Application, and that the person signing this Investment Application has been authorized to sign it on behalf of the organization, corporate entity or institution.

5. Withholding Certification. By signing this Investment Application and under penalties of perjury, each Applicant certifies that:

(a) the Employer Identification Number listed under the organization's name in Section I of this Investment Application is correct; and

(b) you are either exempt from withholding or otherwise not subject to backup withholding. The IRS has not notified you that part of your dividend and interest is to be withheld as a result of your failure to report all dividend and interest income.